Company Contact: Thomas P Rosato CEO Fortress International Group, Inc. Phone: 410.312.9988 x 222	Investor Relations: John McNamara Cameron Associates (212) 245-8800 Ext. 205 john@cameronassoc.com

FOR IMMEDIATE RELEASE:

Fortress International Group, Inc. Reports 2007 First Quarter Financial Results

COLUMBIA, MD - May 14 , 2007 - Fortress International Group, Inc. (OTCBB: FAAC), the parent company of Total Site Solutions (TSS), a provider of comprehensive services for the planning, design and development of mission critical facilities today announced financial results for the 2007 first quarter period ending March 31, 2007. Effective January 19, 2007, Fortress America Acquisition Corp. acquired all of the outstanding membership interests of each of VTC, L.L.C. and Vortech, LLC. (collectively Total Site Solutions or TSS) and simultaneously changed its name to “Fortress International Group, Inc.” (Fortress) Therefore, financial results for the period ending March 31, 2007 are presented reflecting both consolidated operating results for the 71 days following the merger of Fortress and TSS on January 19, 2007 and pro-forma amounts reflecting results as if the merger had occurred on January 1, 2007.

On a consolidated basis, reflecting the operations of Total Site Solutions for the period beginning January 19, 2007 and of Fortress from January 1, 2007 and ending on March 31, 2007 Fortress International Group reported revenues of $8.7 million and a pre tax net loss of $1.3 million.

On a pro-forma consolidated basis for the entire quarter, Fortress reported revenues of $10.1 million and a pre tax net loss of $1.6 million. Gross profit on a pro-forma basis reached $1.9 million, or approximately 18.5%.

As previously reported, backlog at the end of the first quarter reached $24.6 million from $20.6 million at the end of December 2006. The components of the March backlog include $2.5 million technology consulting, $13.7 million of construction management, and $8.4 million of facilities management.

The pro-forma results include:  1>non cash expenses related to depreciation, amortization, and employee stock compensation paid to employees of totaling $844,000 for the quarter and 2> plus an additional and included an additional $200,000 of unusual one time expenses related to the seller’s expenses for legal fees and bonuses for key employees.

Speaking of the first quarter results, Fortress CEO Tom Rosato said, “The first quarter of 2007 included some unique challenges for Fortress that while primarily were one-time in nature, were nevertheless not insignificant. In addition to the one time events that we have reported, revenue for the quarter was impacted by certain delays in beginning previously awarded contracts. Nevertheless, we fully expect to make up for any delays which impacted the current quarter’s’ results.”

“In our previous conference call, we stated how the nature of our backlog had strengthened considerably due to its make-up changing from long term projects with heavy customer concentration to shorter term projects which multiple customers. This transformation continued in the first quarter and is ongoing. We previously reported that in the first quarter of 2007, we booked $15.2 million in new business. Not only was that number above the previous year’s bookings and above the previous quarters’ as well, but the nature of that business continues to underscore the strength of our sales model. Of the $15.2 million of new business, $6.3 million was with entirely new customers and $8.9 million was with existing customers. Most importantly, of the $8.9 million that was with existing customers, only $1.2 million of that came from the large customer that accounted for 63% of revenues for 2006.”

“Looking forward, the conversion value of projects currently in our backlog for future services continues to remain strong. The number of new proposals sent out in the first quarter increased towas 435 versus 313 in a total of 1,2874 for all of 2006. We believe that our sales model is robust, diverse and we expect an even higher rate of closed business in the second quarter.”

The Company will conduct a conference call and webcast to discuss its financial results at 10:00 a.m. on Tuesday, May 15, 2007. The call may be accessed live by dialing (800) 565-5442 five minutes before the start of the call. A live webcast may be accessed via the Internet at:

www.totalsiteteam.com

The webcast and conference call will be archived after its completion and will remain available through May 28, 2007 by dialing (888) 203-1112 and entering replay passcode 5840390.

ABOUT TOTAL SITE SOLUTIONS

Total Site Solutions (TSS) plans, designs, builds and maintains specialized facilities such as data centers, trading floors, call centers, network operation centers, communication facilities, laboratories and secure facilities. For more than a quarter-century, the TSS team has pioneered building robust and scalable infrastructure into mission-critical facilities. The firm offers unsurpassed expertise in the infrastructure systems (electrical, mechanical, telecommunications, security, fire protection and building automation) that are the critical facility's lifeblood. TSS’s comprehensive portfolio of services and multi-disciplinary expertise provide customers a highly respected single source for critical services that bridge the gap between IT and facilities.

Headquartered in the Baltimore-Washington corridor, TSS provides complete turnkey facility services from the initial planning stages, to construction, to ongoing maintenance of the completed project. Its clients include the world's most demanding mission-critical organizations, including Fortune 500 firms and US government agencies.

For more information, visit www.totalsiteteam.com or call 888-321-4TSS (4877).

FORWARD-LOOKING STATEMENTS

This document may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Fortress, particular uncertainties that could adversely or positively affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the Company’s strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission. These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements. The Company does not undertake to update its forward-looking statements.